Exhibit 99.1

CF Industries Holdings, Inc. Reports Increased Revenues and

Operating Earnings for Third Quarter 2005

Operating Earnings Of $35.1 Million More Than Offset By Non-Recurring

IPO-Related Charges And Other Items; Resulting Net Loss is $91.4 Million

Third Quarter Highlights

•                  Net sales increased by 10 percent to $359.4 million, as higher average selling prices offset lower volume

•                  Gross margin, including gains from natural gas hedges associated with the company’s Forward Pricing Program, increased by 28 percent to $56.0 million

•                  Total volume decreased by 7 percent to 1.6 million tons

•                  Operating earnings increased by 9 percent to $35.1 million

•                  Financial position and liquidity remained strong

•                  Increased natural gas costs and other factors create challenges for fourth quarter

LONG GROVE, Ill. — Nov. 9, 2005 – CF Industries Holdings, Inc. (NYSE: CF) today reported a net loss of $91.4 million, or $1.66 per common share on a pro forma basis, for the third quarter of 2005.  The net loss, primarily the result of several previously disclosed unusual items related to the company’s recent Initial Public Offering (IPO), compares to net earnings of $14.3 million, or $0.26 per share on a pro forma basis, for the third quarter of 2004.

Adjusted net earnings totaled $13.8 million, or $0.25 per common share on a pro forma basis, for the third quarter.  This represents an approximate 3 percent decrease from net earnings of $14.3 million, or $0.26 per share on a pro forma basis, for 2004’s third quarter.  For the first nine months of 2005, adjusted net earnings were $80.6 million, or $1.47 per common share on a pro forma basis, up substantially from $49.6 million, or $0.90 per share, also on a pro forma basis, in the comparable 2004 period.

For the nine months ended September 30, 2005, the company reported a net loss of $26.2 million, or 48 cents per common share on a pro forma basis.  The nine-month net loss, again primarily resulting from IPO-related charges and other items, compared to net earnings of $49.6 million, or 90 cents per share on a pro forma basis, for the comparable 2004 period.

All pro forma per-share comparisons in this release assume a weighted average number of 55 million common shares outstanding for pre-IPO periods.  The company’s shares began trading on the New York Stock Exchange on August 11, 2005.

Sales Increase

CF Industries’ third quarter 2005 net sales totaled $359.4 million, an increase of 10 percent compared to the year-earlier quarter.  The increase was the result of sharply higher average selling prices for all products as well as increased shipments of phosphate fertilizers, which more than offset decreased volume for nitrogen fertilizers.

“During the third quarter, the nitrogen fertilizer industry benefited from tight global supply conditions, while the phosphate fertilizer industry continued to show improvement, primarily due to strong domestic and export demand,” explained Stephen R. Wilson, chairman and chief executive officer, CF Industries Holdings, Inc.

“Somewhat offsetting these favorable industry factors was a reduction in our nitrogen shipments due principally to lower ammonia and urea inventories at June 30, 2005, resulting from very strong spring sales; two scheduled urea ammonium nitrate solutions (UAN) plant turnarounds in third quarter 2005; and production and shipping disruptions caused by the two hurricanes,” Wilson explained.

IPO-Related Items

CF Industries’ third quarter results reflected a number of unusual and non-recurring items related to the company’s IPO.  These items, all previously disclosed in the company’s prospectus for its IPO, included:

•                  A non-cash charge to income tax expense of $99.9 million, or $1.82 per share, to establish a 100 percent valuation allowance against net operating loss carryforwards generated when the company operated as a cooperative for tax purposes.

•                  A prepayment penalty of $26.4 million, and a write-off of $1.0 million of related deferred financing fees, together totaling $0.30 per share, due to prepayment of long-term notes.  The term note prepayment, made when CF Industries ceased to be a cooperative, reduced the company’s long-term debt to $4.2 million at September 30, 2005.  The company also wrote off $900,000, or $0.01 per share, of deferred financing fees related to cancellation of the company’s former senior secured revolving credit facility.

•                  The payment of $3.8 million to officers and certain members of senior management upon termination of the company’s former Long-Term Incentive Plan.  Of the $3.8 million payment, a total of $1.9 million or $0.02 per share represented an out-of-period, non-recurring charge in the third quarter.

Other Significant Items

The quarter’s results also reflected a number of gains, including the recognition of $14.1 million, or $.16 per share, in natural gas hedge gains associated with the company’s

Forward Pricing Program (FPP).  The majority of the gains were due to the early termination of hedged gas positions related to reduced operating rates at the company’s Donaldsonville, LA nitrogen fertilizer complex.  In response to high natural gas costs in the post-hurricane period, CF Industries opted to replace a portion of its nitrogen fertilizer production with lower-cost, purchased product, an action which, in accordance with Generally Accepted Accounting Principles (GAAP), required the immediate recognition of the related hedge gains as a reduction to cost of sales for the quarter.

An additional third quarter transaction – the refund of Canadian taxes – resulted in nearly $6.1 million, or $0.11 per share, in further gains.

“Despite the operational challenges brought about by two hurricanes, the company’s operating results were strong in the third quarter,” Wilson noted.  “Our performance reflected the continuation of generally favorable industry conditions and the benefits of our strategic positioning efforts, notably our margin risk management program,” he added.

An exhibit to this news release presents reconciliation of net earnings to adjusted net earnings for the third quarter and first nine months of 2004 and 2005.

Nitrogen Fertilizer Business

CF Industries has two business segments: Nitrogen Fertilizer and Phosphate Fertilizer.

For the quarter, nitrogen fertilizer net sales totaled $258.3 million, compared to the third quarter 2004 total of $257.3 million, as higher average selling prices more than offset a decrease in sales volume.  As explained earlier, sales volume decreased 16 percent to 1.2 million tons.

For the 2005 third quarter, the gross margin on nitrogen fertilizer sales was $45.0 million, including the $14.1 million in hedge gains, compared to $41.4 million in 2004’s third quarter.

During the third quarter, CF Industries sold approximately 797,000 tons of nitrogen fertilizers under its FPP, representing 68 percent of its nitrogen fertilizer volume.  This rate of FPP sales compares to approximately 693,000 tons, or 49 percent of nitrogen fertilizer volume, under the FPP in 2004’s third quarter.

“Clearly, the FPP was a major factor in protecting the company’s nitrogen fertilizer margins in the third quarter,” Wilson explained, noting that the program helped the company mitigate the hurricane-related spike in natural gas prices.  Under the FPP, CF Industries locks in a substantial portion of the margin on sales by effectively matching fixed-priced sales contracts with natural gas supply or product purchases at pre-determined costs.  As a result, much of the company’s third quarter nitrogen fertilizer production benefited from natural gas priced at pre-hurricane levels.

Phosphate Fertilizer Business

For the quarter, phosphate fertilizer net sales totaled $101.1 million, up 46 percent from 2004’s third quarter, due to a combination of increased volume and higher average selling prices.  Sales volume totaled 460,000 tons in the quarter, an increase of 30 percent over 2004’s third quarter, and prices were 12 percent higher than corresponding prices in the third quarter of 2004.

For the 2005 quarter, gross margin on phosphate fertilizer sales was $11.0 million, compared to $2.5 million in 2004’s third quarter.

During the quarter, phosphate fertilizer sales under the FPP were 229,000 tons, or 50 percent of total phosphate fertilizer sales, compared to 2 percent of total phosphate fertilizer sales in 2004’s third quarter.

“We’re encouraged by the improved sales and margins in our phosphate fertilizer business and by the increased percentage of business sold under the FPP,” Wilson noted.

Liquidity And Financial Position

At September 30, 2005, the company’s gross cash and short-term investments were approximately $317.5 million, and the company’s new $250 million senior secured revolving credit facility was undrawn.  Under the facility’s borrowing base formula, there was approximately $186.0 million in available credit for the company.

Also, at September 30, 2005, the company’s current liability for customer advances was approximately $183.4 million, and total debt (notes payable) was approximately $4.2 million.

During the third quarter, the company repaid in full $235.6 million of term notes, and paid associated prepayment penalties and accrued interest in the amount of $29.3 million.  It also replaced its $140 million senior secured revolving credit facility with a new $250 million senior secured revolving credit facility.

Lead Independent Director

CF Industries Holdings, Inc. also reported that, at the October 27, 2005 meeting of its Board of Directors, David R. Harvey was selected Lead Independent Director.  Harvey has served as chairman of the board of Sigma-Aldrich Corporation, a manufacturer and distributor of biochemical and organic chemicals, since January of 2001 and as the firm’s chief executive officer since November of 1999.

Harvey has been a director of CF Industries Holdings, Inc. since completion of its IPO in August of 2005.

Dividend Declaration

On October 27, 2005, the company’s Board of Directors declared a quarterly $0.02 per share dividend on the common stock, payable November 30, 2005 to shareholders of record November 14, 2005.

Outlook

“Historically high natural gas prices have created serious cost challenges, not just for nitrogen fertilizer producers, but for many other manufacturers in this country,” CF Industries’ Wilson explained.

“During the third quarter, we were able to mitigate a significant portion of increased natural gas costs due to previously booked orders under our FPP and related gas hedge positions.  While FPP volumes booked as of November 9, 2005 for delivery in the fourth quarter of 2005 approximate those of last year, we will have a substantial amount of purchased product in our nitrogen fertilizer supply mix.  In today’s market, this will likely have an adverse impact on margins,” he noted.

The CF Industries CEO also pointed out that the company’s fall fertilizer application business is off to a strong start, and current weather predictions should permit that level of business to continue.

“Looking to the first quarter of 2006, in recent days we have seen a significant increase in FPP bookings for the quarter, although the total remains well below that of a year ago,” Wilson added.

As of November 9, 2005, FPP bookings for 2006 stood at approximately 435,000 tons, compared to slightly more than 1.1 million tons at the comparable point last year.  The 2006 total is, however, up substantially from the 220,000 tons that had been booked under the FPP for 2006 as of September 30, 2005.

As previously announced, CF Industries has reduced production rates at its Donaldsonville nitrogen fertilizer operations and increased purchases of lower-cost imported products to address high natural gas costs.  In addition, the rescheduled turnarounds at the company’s Central Florida phosphate operations have been completed as planned.

Conference Call

CF Industries will hold a conference call to discuss its third quarter results at 10:00 a.m. ET on Thursday, November 10, 2005.  Information on accessing the call is posted on the Investor Relations section of the company’s Web site at www.cfindustries.com.

Note Regarding Use of Pro Forma Information

The IPO and related reorganization transaction did not change the nature of CF Industries’ business or operations.  As a result, the company believes that current and historical financial statements are comparable.  Accordingly, interim financial statements are presented on a historical basis, with weighted-average shares outstanding and earnings (loss) per share information presented on a pro forma basis with respect to pre-IPO financial information.

CF Industries Holdings, Inc., headquartered in Long Grove, Illinois, is the holding company for the operations of CF Industries, Inc.  CF Industries, Inc. is a major producer and distributor of nitrogen and phosphate fertilizer products.  CF Industries operates world-scale nitrogen fertilizer plants in Donaldsonville, Louisiana and Medicine Hat, Alberta, Canada; conducts phosphate mining and manufacturing operations in Central Florida; and distributes fertilizer products through a system of terminals, warehouses, and associated transportation equipment located primarily in the midwestern United States.

Safe Harbor Statement

Certain statements contained in this release may constitute “forward-looking statements” within the meaning of federal securities laws.  All statements in this release, other than those relating to our historical information or current condition, are forward-looking statements.  These forward-looking statements are subject to a number of risks and uncertainties, many of which are beyond our control, which could cause actual results to differ materially from such statements.  These risks and uncertainties include: the relatively expensive and volatile cost of North American natural gas; the cyclical nature of our business; the nature of our products as global commodities; intense global competition in the consolidating markets in which we operate; conditions in the U.S. agricultural industry; weather conditions; our inability to accurately predict seasonal demand for our products; the concentration of our sales to pre-IPO owners and other large customers; the impact of changing market conditions on our forward pricing program; the significant risks and hazards involved in fertilizer manufacturing; unanticipated consequences related to future expansion of our business; our inability to expand our business, including that due to the significant resources that could be required; potential liabilities and expenditures related to environmental and health and safety laws and regulations; our inability to obtain or maintain required permits and governmental approvals; acts of terrorism; difficulties in securing the raw materials we use; changes in global fertilizer supply and demand and the other risks and uncertainties included from time to time in our filings with the Securities and Exchange Commission.  We undertake no obligation to update or revise any forward-looking statements.

CF Industries Holdings, Inc.

Selected Financial Information

Results of Operations

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
(in millions)	2004	2005	2004	2005

Net sales	$326.7	$359.4	$1,172.1	$1,445.4
Cost of sales	282.8	303.4	1,027.3	1,238.5
Gross margin	43.9	56.0	144.8	206.9
Selling, general and administrative	9.9	17.7	30.2	43.0
Other operating - net	1.7	3.2	6.7	6.0
Operating earnings	32.3	35.1	107.9	157.9
Interest - net	4.0	(0.9)	13.8	1.9
Loss on extinguishment of debt	-	28.3	—	28.3
Minority interest	5.4	6.3	15.1	18.7
Other non-operating - net	(0.2)	(1.8)	(0.6)	(2.2)
Earnings before income taxes	23.1	3.2	79.6	111.2
Income tax provision	8.8	94.6	30.2	137.4
Equity in earnings of unconsolidated subsidiaries	—	—	0.2	—
Net earnings (loss)	$14.3	$(91.4)	$49.6	$(26.2)

CF Industries Holdings, Inc.

Selected Financial Information

Post - Initial Public Offering (IPO)

Net Loss and Loss Per Share

(Unaudited)

August 17, 2005 through September 30, 2005

Post-IPO net loss (in millions)	$(99.5)

Basic and diluted weighted average common shares outstanding	54,999,999

Basic and diluted loss per common share	$(1.81)

CF Industries Holdings, Inc.

Selected Financial Information

Summarized Balance Sheets

	Unaudited	Audited	Unaudited
	September 30,	December 31,	September 30,
(in millions)	2004	2004	2005

Assets
Current assets:
Cash and cash equivalents	$68.8	$50.0	$40.4
Short-term investments	317.5	369.3	277.1
Accounts receivable	52.7	41.5	57.2
Inventories	238.7	233.5	215.8
Deferred income taxes	3.5	33.5	—
Other	44.6	61.0	97.2
Total current assets	725.8	788.8	687.7
Investments in unconsolidated subsidiaries	20.1	18.7	—
Property, plant and equipment - net	655.3	645.6	627.4
Deferred income taxes	105.1	74.9	—
Other assets	23.4	19.0	22.8

Total assets	$1,529.7	$1,547.0	$1,337.9

Liabilities and Stockholders’ Equity
Current liabilities:
Notes payable	$3.9	$—	$—
Accounts payable and accrued expenses	124.2	169.2	170.4
Customer advances	254.6	211.5	183.4
Deferred income taxes	—	—	34.9
Current portion of long-term debt	34.9	19.9	—
Other	12.1	24.2	1.4
Total current liabilities	429.7	424.8	390.1
Notes payable	—	4.1	4.2
Long-term debt	235.6	234.8	—
Deferred income taxes	—	—	19.3
Other noncurrent liabilities	51.8	83.2	82.5
Minority interest	30.4	12.8	33.4
Stockholders’ equity	782.2	787.3	808.4

Total liabilities and stockholders’ equity	$1,529.7	$1,547.0	$1,337.9

CF Industries Holdings, Inc.

Selected Financial Data

Statements of Cash Flows

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
(in millions)	2004	2005	2004	2005

Operating Activities:
Net earnings (loss)	$14.3	$(91.4)	$49.6	$(26.2)
Adjustments to reconcile net earnings (loss) to net cash provided by (used in) operating activities
Loss on extinguishment of debt	—	28.3	—	28.3
Minority interest	5.4	6.3	15.1	18.7
Depreciation, depletion and amortization	27.5	23.2	81.1	76.4
Deferred income taxes	3.6	99.7	25.2	133.2
Changes in:
Accounts receivable	25.5	34.6	43.2	(14.2)
Margin deposits	(7.3)	(3.3)	6.2	18.6
Inventories	(78.4)	(73.8)	(32.2)	18.1
Accounts payable and accrued expenses	(3.0)	13.8	(9.1)	(2.7)
Customer advances - net	222.5	53.3	88.6	(28.2)
Other - net	(5.1)	(1.3)	(7.5)	0.4
Net cash provided by operating activities	205.0	89.4	260.2	222.4

Investing Activities:
Additions to property, plant and equipment - net	(13.6)	(20.6)	(26.5)	(53.8)
Purchases of short-term investments	(228.6)	(286.0)	(547.3)	(606.7)
Sales and maturities of short-term investments	73.1	439.8	321.5	698.9
Proceeds from sale of unconsolidated subsidiary	—	18.6	—	18.6
Distributions from unconsolidated subsidiary	0.5	—	1.7	—
Net cash provided by (used in) investing activities	(168.6)	151.8	(250.6)	57.0

Financing Activities:
Payments of long-term debt	(10.7)	(246.3)	(19.2)	(254.8)
Debt prepayment penalty	—	(26.4)	—	(26.4)
Exchange of stock	—	(715.4)	—	(715.4)
Proceeds from issuance of common stock	—	715.4	—	715.4
Other - net	—	(8.3)	—	(8.3)
Net cash used in financing activities	(10.7)	(281.0)	(19.2)	(289.5)

Effect of exchange rate changes on cash and cash equivalents	2.5	0.8	1.2	0.5

Increase (decrease) in cash and cash equivalents	28.2	(39.0)	(8.4)	(9.6)

Cash and cash equivalents at beginning of period	40.6	79.4	77.2	50.0

Cash and cash equivalents at end of period	$68.8	$40.4	$68.8	$40.4

CF Industries Holdings, Inc.

Selected Financial Data

Segment Data

(Unaudited)

Nitrogen Fertilizer Business

	Three Months Ended September 30,		Nine Months Ended September 30,
(in millions)	2004	2005	2004	2005

Net sales	$257.3	$258.3	$913.5	$1,111.5
Cost of sales	215.9	213.3	785.3	932.2
Gross margin	$41.4	$45.0	$128.2	$179.3

Gross margin percentage	16.1%	17.4%	14.0%	16.1%

Tons of product sold (in thousands)	1,404	1,176	4,871	4,957

Sales volumes by product (in thousands)
Ammonia	177	145	1,018	1,032
Urea	615	549	1,859	1,977
UAN	602	474	1,941	1,905
Other nitrogen fertilizers	10	8	53	43

Average selling prices (dollars per ton)
Ammonia	$259	$303	$273	$309
Urea	206	251	199	244
UAN	139	160	135	161

Cost of natural gas (per mmBTU)
Donaldsonville facility	$5.77	$7.17	$5.43	$6.97
Medicine Hat facility	4.93	7.25	4.99	6.29

Average daily market price of natural gas (per mmBTU)
Henry Hub (Louisiana)	$5.45	$9.72	$5.72	$7.69
AECO (Alberta)	4.75	7.73	4.92	6.42

CF Industries Holdings, Inc.

Selected Financial Data

Segment Data

(Unaudited)

Phosphate Fertilizer Business

	Three Months Ended September 30,		Nine Months Ended September 30,
(in millions)	2004	2005	2004	2005

Net sales	$69.4	$101.1	$258.6	$333.9
Cost of sales	66.9	90.1	242.0	306.3
Gross margin	$2.5	$11.0	$16.6	$27.6

Gross margin percentage	3.6%	10.9%	6.4%	8.3%

Tons of product sold (thousands)	354	460	1,338	1,563

Sales volumes by product (thousands)
DAP	267	353	1,077	1,243
MAP	87	107	261	320

Domestic vs. export sales of DAP/MAP (thousands)
Domestic	187	315	821	1,032
Export	167	145	517	531

Average selling prices (dollars per ton)
DAP	$195	$219	$192	$212
MAP	198	223	200	219

CF Industries Holdings, Inc.

Selected Financial Information

Reconciliation of Non-GAAP Disclosure Items

(Unaudited)

Reconciliation of net earnings to adjusted net earnings:

	Three Months Ended September 30,		Nine Months Ended September 30,
(in millions)	2004	2005	2004	2005

Earnings before income taxes	$23.1	$3.2	$79.6	$111.2
Equity in earnings of unconsolidated subsidiaries - net of tax	—	—	0.2	—

Add (subtract) adjustments:
Loss on extinguishment of debt	—	28.3	—	28.3
One-time IPO and related expenses	—	2.9	—	5.8
Termination of Long-Term Incentive Plan	—	1.9	—	1.9
Timing of natural gas hedge gains	—	(14.1)	—	(14.6)
Total pretax adjustments	—	19.0	—	21.4

Adjusted pretax earnings	23.1	22.2	79.8	132.6

Adjusted income taxes	(8.8)	(8.4)	(30.2)	(52.0)

Adjusted net earnings	$14.3	$13.8	$49.6	$80.6

Adjusted net earnings	$14.3	$13.8	$49.6	$80.6

Add (subtract):
Total pretax adjustments	—	(19.0)	—	(21.4)
Tax effect of adjustments	—	7.6	—	8.4
NOL valuation allowance	—	(99.9)	—	(99.9)
Canadian income tax refund	—	6.1	—	6.1

Reported net earnings	$14.3	$(91.4)	$49.6	$(26.2)

In accordance with U.S. generally accepted accounting principles (GAAP), reported net earnings includes the after-tax impacts of unusual items, non-recurring items, and a gain on the early termination of natural gas hedges due to reduced operating rates.  We believe that by adjusting reported net earnings to exclude the effects of these items, the resulting earnings are on a basis more comparable with prior periods presented.  Adjusted net earnings is not a recognized term under GAAP, and does not purport to be an alternative to net income, operating income or any other performance measures derived in accordance with GAAP.

CF Industries Holdings, Inc.

Selected Financial Information

Reconciliation of Non-GAAP Disclosure Items

(Unaudited)

Reconciliation of net earnings to EBITDA and adjusted EBITDA:

	Three Months Ended September 30,		Nine Months Ended September 30,
(in millions)	2004	2005	2004	2005

Net earnings (loss)	$14.3	$(91.4)	$49.6	$(26.2)
Interest - net	4.0	(0.9)	13.8	1.9
Income tax provision	8.8	94.6	30.2	137.4
Depreciation, depletion and amortization	27.5	23.2	81.1	76.4
Less: Loan fee amortization (a)	(0.3)	(0.1)	(0.8)	(0.7)

EBITDA	$54.3	$25.4	$173.9	$188.8

Add (subtract) adjustments:
Loss on extinguishment of debt	—	28.3	—	28.3
IPO and related expenses	—	2.9	—	5.8
Termination of Long-Term Incentive Plan	—	1.9	—	1.9
Timing of natural gas hedge gains	—	(14.1)	—	(14.6)

Total adjustments	—	19.0	—	21.4

Adjusted EBITDA	$54.3	$44.4	$173.9	$210.2

(a) To adjust for amount included in both interest and amortization.

EBITDA is defined as net earnings (loss) plus interest—net, income tax provision (benefit) and depreciation, depletion and amortization. We have presented EBITDA because our management believes that it is frequently used by securities analysts, investors and other interested parties in the evaluation of companies in our industry, some of which present EBITDA when reporting their results. We regularly evaluate our performance as compared to other companies in our industry that have different financing and capital structures and/or tax rates by using EBITDA. EBITDA is not a recognized term under U.S. generally accepted accounting principles (GAAP), and does not purport to be an alternative to net income, operating income or any other performance measures derived in accordance with GAAP. Because not all companies use identical calculations, this presentation of EBITDA may not be comparable to other similarly titled measures of other companies.

EBITDA includes the after-tax impacts of unusual items, non-recurring items, and a gain on the early termination of natural gas hedges due to reduced operating rates.   We believe that by adjusting EBITDA to exclude the effects of these items, the resulting EBITDA are on a basis more comparable with prior periods presented.